Exhibit 99.2

International Rectifier Announces Resignation of Alex Lidow as Chief Executive Officer

Don Dancer to Continue to Serve as International Rectifier’s Acting Chief Executive Officer

EL SEGUNDO, Calif.—(BUSINESS WIRE)—October 2, 2007—International Rectifier Corporation (NYSE:IRF) today announced the resignation of Dr. Alex Lidow as chief executive officer and as a director, effective immediately.

Don Dancer continues as International Rectifier’s acting chief executive officer.  Mr. Dancer has served in that position since August 28, 2007.

The board of directors has engaged Korn/Ferry International (NYSE:KFY) to conduct a search for Dr. Lidow’s permanent replacement.  The search is being led by Dr. James Plummer, Chairman of the Corporate Governance and Nominating Committee.

Don Dancer, International Rectifier’s acting chief executive officer, said, “We want to thank Alex for his contributions to the company. During his tenure, he led the pioneering power MOSFET technology, which drove the adoption of power management across broader end use applications. His focus on power management helped to solidify International Rectifier as a leader in the industry. Alex has also encouraged the next generation of technology professionals who will continue to create and provide our customers with innovative products.”

“I have appreciated the opportunity to serve International Rectifier as a Director and CEO the last 12 years,” said Dr. Lidow. “International Rectifier and the power management industry have a bright future, and I believe the company will continue to deliver enormous value to the companies it serves and end-users by helping to reduce global energy consumption and improving energy efficiency.”

Dr. Lidow will receive accrued salary, bonus and vacation through the date of his departure.  He will be entitled to exercise his vested options for an additional eighteen months, or 90 days following the date on which the company becomes current in its SEC financial reports, whichever is later.  The Company has agreed to vest all of Dr. Lidow’s options that had not already vested.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “pursue,” “expect” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

# # #

Company contact:

Investors
Portia Switzer
310.726.8254

Media
Graham Robertson
310.726.8512